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                             EXHIBIT A


         RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW Entities

PARENT HOLDING COMPANY:


             The TCW Group, Inc.

             Robert Day (an individual who may be deemed to control The TCW Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

       (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities
       Exchange Act of 1934.

       (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under
       Section 203 of the Investment Advisers Act of 1940.

       (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: No Cumulative Convertible Exchangeable Preferred Stock Class A $2.125 Stock of Tele-Communications, Inc. is held directly by The TCW Group, Inc. Other than the indirect holdings of The TCW Group, Inc. no Cumulative Convertible Exchangeable Preferred Stock Class A $2.125 of Tele-Communications,Inc. is held directly or indirectly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

             Robert Day (an individual who may be deemed to control the holders described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

             Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

             Cypress International Partners Limited, a British
             Virgin Islands corporation and an Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940.


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